                                                                    EXHIBIT 23.6

                      [DEGOLYER AND MACNAUGHTON LETTERHEAD]

                                  July 8, 2002

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Magnum Hunter Resources, Inc.
600 East Las Colinas Boulevard
Suite 1100
Irving, Texas 75039

Gentlemen:

In connection with the Registration Statement on Form S-3, of Magnum Hunter Resources, Inc. (the Company) to be filed with the Securities and Exchange Commission on or about July 8, 2002, we hereby consent to the references to our firm in said Registration Statement found under the heading "Experts" in the "Prospectus." We further consent to the references to our firm and estimates of reserves and revenues that were taken from our "Appraisal Report as of December 31, 2001 on Certain Properties owned by Magnum Hunter Production Inc. SEC Case," and "Appraisal Report as of December 31, 2000 on Reserves owned by Magnum Hunter Resources, Inc. in Certain Properties Offshore Louisiana," (our Reports) in the section "Oil and Gas Reserves" of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in the Registration Statement. However, since the oil, condensate, natural gas liquids, and natural gas reserves and revenue estimates, as of December 31, 2001, and December 31, 2000, set forth in our Reports have been combined with reserves and revenue estimates of other petroleum consultants, we are necessarily unable to verify the accuracy of the reserves and revenue values contained in the aforementioned Annual Report.


                                       Very truly yours,



                                       /s/ DeGolyer and MacNaughton
                                       DEGOLYER AND MACNAUGHTON